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                                                                    EXHIBIT 11.1



                         EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the Company's stock option plan. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method.

                                                                                           Three Months Ended December 31,
                                                                                           -------------------------------
Weighted Average Shares Outstanding                                                              2000                 1999
-----------------------------------                                                         ---------            ---------

Common stock outstanding throughout the period                                              2,912,000            2,849,000
Weighted average exercised options                                                                 --                3,000
Dilutive unexercised stock options (Treasury Stock Method):
       Shares presumed issued at exercise                                                      21,000                   --
       Less:  Shares repurchased with presumed proceeds at average per
              share price                                                                     (19,000)                  --
                                                                                            ---------            ---------

Weighted average shares outstanding assuming full dilution                                  2,914,000            2,852,000
                                                                                            =========            =========

Exercisable antidilutive options for 30,000 and 246,000 shares were outstanding at December 31, 2000 and 1999, respectively.

                                                                         (b)
                                                    (a)         Weighted Average Shares          Per Share (a / b)
                                                Results of      -----------------------        -----------------------
Per Share Computations                          Operations         Basic       Diluted           2000           1999
----------------------                          ----------         -----       -------           ----           ----

Net income --  Three Months Ended
               December 31, 2000                $  123,000       2,911,000     2,914,000       $ .04*

Net loss   --  Three Months Ended
               December 31, 1999                $ (368,000)      2,852,000     2,852,000                      $ (.13)*

* Basic and diluted earnings per share are the same for each period presented.